Exhibit 99.0

For Immediate Release	Contact:	Gabrielle Shanin
July 30, 2008		(973) 802-7779

Prudential Financial, Inc.

Announces Second Quarter 2008 Results

NEWARK, N.J. – Prudential Financial, Inc. (NYSE:PRU) today reported net income for its Financial Services Businesses of $575 million ($1.35 per Common share) for the second quarter of 2008, compared to $835 million ($1.80 per Common share) for the year-ago quarter. After-tax adjusted operating income for the Financial Services Businesses was $868 million ($2.02 per Common share) for the second quarter of 2008, compared to $857 million ($1.84 per Common share) for the second quarter of 2007. Adjusted operating income is a non-GAAP measure as discussed below.

For the first half of 2008, net income for the Financial Services Businesses amounted to $652 million ($1.53 per Common share) compared to $1.860 billion ($3.98 per Common share) for the first half of 2007. First half 2008 after-tax adjusted operating income for the Financial Services Businesses amounted to $1.597 billion ($3.66 per Common share) compared to $1.717 billion ($3.68 per Common share) for the first half of 2007.

“Despite unfavorable financial market conditions, the performance of our businesses was strong in the second quarter. While the challenging environment continues to have a negative effect on market values in our investment portfolio and has dampened revenues in some of our businesses, we believe that increased client focus on growth and protection of wealth through market cycles, together with emphasis on quality, will reinforce the attractiveness of our value proposition. We remain confident that our strong balance sheet and diversified mix of businesses position us well to manage through the current environment and achieve our long-term goals,” said Chairman and Chief Executive Officer John Strangfeld.

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“Considering our results for the first half of the year and current financial market conditions, including equity market levels, interest rates, and credit spreads, we continue to believe that Prudential Financial will achieve Common Stock earnings per share for 2008 in the range of $7.50 to $7.80 based on after-tax adjusted operating income of the Financial Services Businesses. This expectation assumes appreciation in the S&P 500 index of 2% per quarter for the balance of the year,” Strangfeld said. The 2008 expectation is subject to change if this assumption is not realized and as discussed under “Forward-Looking Statements and Non-GAAP Measures” below.

Adjusted operating income is not calculated under generally accepted accounting principles (GAAP). Information regarding adjusted operating income, a non-GAAP measure, is discussed later in this press release under “Forward-Looking Statements and Non-GAAP Measures,” and a reconciliation of adjusted operating income to the most comparable GAAP measure is provided in the tables that accompany this release.

Financial Services Businesses

Prudential Financial’s Common Stock (NYSE:PRU) reflects the performance of its Financial Services Businesses, which consist of its Insurance, Investment, and International Insurance and Investments divisions and its Corporate and Other operations. In the following business-level discussion, adjusted operating income refers to pre-tax results.

The Insurance division reported adjusted operating income of $337 million for the second quarter of 2008, compared to $390 million in the year-ago quarter. Our Individual Life segment reported adjusted operating income of $103 million for the current quarter, compared to $141 million in the year-ago quarter. Current quarter mortality experience was less favorable than that of a year ago. In addition, current quarter results included higher net amortization of deferred policy acquisition and other costs, reflecting less favorable separate account performance than that of the year-ago quarter. Our Individual Annuities segment reported adjusted operating income of $154 million in the current quarter, compared to $180 million in the year-ago quarter. Current quarter results reflected lower asset-based fees, primarily associated with market-related declines in variable annuity account values. In addition, less favorable results from mark-to-market of embedded derivatives and related hedge positions associated with living benefits, after related

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amortization of deferred policy acquisition and other costs, contributed $8 million to the decrease in adjusted operating income, reflecting net costs of $2 million in the current quarter compared to a net benefit of $6 million in the year-ago quarter. Our Group Insurance segment reported adjusted operating income of $80 million in the current quarter, an increase of $11 million from the year-ago quarter, as current quarter results benefited from more favorable group life claims experience than that of the year-ago quarter.

The Investment division reported adjusted operating income of $354 million for the second quarter of 2008, compared to $377 million in the year-ago quarter. The Retirement segment reported adjusted operating income of $141 million for the current quarter, compared to $138 million in the year-ago quarter, as current quarter results benefited from more favorable case experience than that of the year-ago quarter. The Asset Management segment reported adjusted operating income of $190 million for the current quarter, an increase of $23 million from the year-ago quarter. Current quarter results from the segment’s proprietary investing business included income of approximately $40 million from investment results in a fixed income investment fund compared to approximately $10 million from corresponding investment results in the year-ago quarter. A lower current quarter contribution from performance-based fees, primarily related to institutional real estate funds, was largely offset by increased asset management fees and more favorable results from securities lending activities. Our Financial Advisory segment reported adjusted operating income of $23 million for the current quarter, compared to $72 million for the year-ago quarter. The Financial Advisory segment reflects our retail securities brokerage joint venture with Wachovia. On January 1, 2008, Wachovia combined the acquired retail securities brokerage business of A.G. Edwards, Inc. with the joint venture. The Company’s initial share of the earnings of the joint venture and transition costs, subsequent to this combination, is based on a diluted ownership level which is currently being finalized. Based on our estimate of the level of ownership, our share of the venture resulted in adjusted operating income of $35 million, after absorption of $47 million of transition costs. For the year-ago quarter, our 38% share of the venture resulted in adjusted operating income of $93 million. In addition to our share of the venture’s results, the Financial Advisory segment’s results for the current quarter include expenses

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of $12 million related to obligations and costs we retained in connection with the contributed businesses primarily for litigation and regulatory matters, while results for the year-ago quarter include $21 million of such costs.

The International Insurance and Investments division reported adjusted operating income of $479 million for the second quarter of 2008, compared to $453 million in the year-ago quarter. The International Insurance segment reported adjusted operating income of $453 million for the current quarter, an increase of $43 million from the year-ago quarter. The segment’s Life Planner insurance operations reported adjusted operating income of $286 million for the current quarter, an increase of $33 million from the year-ago quarter, reflecting continued business growth together with an improved contribution from investment results and a more favorable level of policy benefits. The segment’s Gibraltar Life operations reported adjusted operating income of $167 million for the current quarter, an increase of $10 million from the year-ago quarter. Current quarter results benefited from an improved contribution from investment results, reflecting increased investing in U.S. dollar-based securities and investment duration lengthening which more than offset a $14 million benefit to year-ago quarter results from investment income associated with a single joint venture. In addition, current quarter results benefited from a more favorable level of policy benefits. Foreign currency exchange rates, including the impact of the Company’s currency hedging programs, did not have a significant effect on the comparison of results for the segment’s international insurance businesses. The International Investments segment reported adjusted operating income of $26 million for the current quarter, compared to $43 million in the year-ago quarter. Current quarter results reflected a lower contribution from the segment’s asset management businesses, primarily due to less favorable results from operations in Korea, as well as a lower contribution from the segment’s trading operations.

Corporate and Other operations resulted in a loss, on an adjusted operating income basis, of $5 million in the second quarter of 2008, compared to a loss of $8 million in the year-ago quarter. Lower employee benefit expenses in the current quarter essentially offset an unfavorable comparison of results from the Company’s real estate and relocation business. The real estate and relocation business reported a loss of $3 million for the current quarter, compared to adjusted operating income of $18 million in the year-ago quarter.

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Assets under management amounted to $638 billion at June 30, 2008, compared to $648 billion a year earlier and $648 billion at December 31, 2007. Assets under management at June 30, 2007 included $28 billion related to investments in operating joint ventures that were sold by the company during the third quarter of 2007.

Net income of the Financial Services Businesses amounted to $575 million for the second quarter of 2008, compared to $835 million in the year-ago quarter. Current quarter net income includes $486 million of pre-tax net realized investment losses and related charges and adjustments. Net realized investment losses in the current quarter include $566 million of losses from impairments and sales of credit-impaired securities. The losses from impairments and sales of credit-impaired securities reflect $465 million on fixed maturity investments, including $375 million of impairments relating to asset-backed securities collateralized by sub-prime mortgages, and $95 million of impairments on equity securities. The Company estimates that approximately $23 million of the $375 million impairments recorded on asset-backed securities collateralized by sub-prime mortgages represent credit-related losses, based on lower expected collection of cash flows.

At June 30, 2008, gross unrealized losses on general account fixed maturity investments of the Financial Services Businesses amounted to $3.854 billion, including $3.471 billion on investment-grade securities. Gross unrealized losses include $908 million related to asset-backed securities collateralized by sub-prime mortgages. Gross unrealized losses on general account fixed maturity investments of the Financial Services Businesses at June 30, 2008 include $721 million of declines in value of 20% or more of amortized cost, of which $329 million represents such declines in value for three months or more. An additional $579 million of the gross unrealized losses at June 30, 2008 represent declines in value ranging from 15% to 20% of amortized cost, of which $301 million represents such declines in value for three months or more. Gross unrealized losses on general account fixed maturity investments of the Financial Services Businesses amounted to $1.970 billion at year-end 2007. Net unrealized losses on general account fixed maturity investments of the Financial Services Businesses amounted to $1.718 billion at June 30, 2008, compared to net unrealized gains of $1.332 billion at December 31, 2007.

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Net income for the current quarter also reflects pre-tax decreases of $123 million in recorded asset values and $94 million in recorded liabilities representing changes in value which will ultimately accrue to contractholders. These changes primarily represent interest rate related mark-to-market adjustments. Net income for the current quarter also includes $13 million of pre-tax losses from divested businesses.

Net income of the Financial Services Businesses for the year-ago quarter included $34 million of pre-tax net realized investment gains and related charges and adjustments, decreases of $108 million in recorded assets and $72 million in recorded liabilities for which changes in value will ultimately accrue to contractholders, and income of $18 million from divested businesses, in each case before income taxes. In addition, net income for the year-ago quarter included losses from discontinued operations of $29 million (net of related taxes).

Closed Block Business

Prudential’s Class B Stock, which is not traded on any exchange, reflects the performance of its Closed Block Business.

The Closed Block Business includes our in-force participating life insurance and annuity policies, and assets that are being used for the payment of benefits and policyholder dividends on these policies, as well as other assets and equity that support these policies. We have ceased offering these participating policies.

The Closed Block Business reported income from continuing operations before income taxes of $38 million for the second quarter of 2008, compared to $15 million for the year-ago quarter. The Closed Block Business reported net income for the second quarter of 2008 of $15 million, compared to $11 million for the year-ago quarter.

For the first half of 2008, the Closed Block Business reported income from continuing operations before income taxes of $12 million, compared to $152 million for the first half of 2007. The Closed Block Business reported net income of $7 million for the first half of 2008 and $106 million for the first half of 2007.

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Consolidated Results

There is no legal separation of the Financial Services Businesses and the Closed Block Business, and holders of the Common Stock and the Class B Stock are both common stockholders of Prudential Financial, Inc.

On a consolidated basis, which includes the results of both the Financial Services Businesses and the Closed Block Business, Prudential Financial, Inc. reported net income of $590 million for the second quarter of 2008, compared to $846 million for the year-ago quarter, and reported net income of $659 million for the first half of 2008 and $1.966 billion for the first half of 2007.

Share Repurchases and Issuance

During the second quarter of 2008, the company acquired 11.8 million shares of its Common Stock, at a total cost of $881 million. From the commencement of share repurchases in May 2002, through June 30, 2008, the company has acquired 207.6 million shares of its Common Stock at a total cost of $12.638 billion.

Forward-Looking Statements and Non-GAAP Measures

Certain of the statements included in this release, including (but not limited to) those in the fourth paragraph hereof, constitute forward-looking statements within the meaning of the U. S. Private Securities Litigation Reform Act of 1995. Words such as “expects,” “believes,” “anticipates,” “includes,” “plans,” “assumes,” “estimates,” “projects,” “intends,” “should,” “will,” “shall,” or variations of such words are generally part of forward-looking statements. Forward-looking statements are made based on management’s current expectations and beliefs concerning future developments and their potential effects upon Prudential Financial, Inc. and its subsidiaries. There can be no assurance that future developments affecting Prudential Financial, Inc. and its subsidiaries will be those anticipated by management. These forward-looking statements are not a guarantee of future performance and involve risks and uncertainties, and there are certain important factors that could cause actual results to differ, possibly materially, from expectations or estimates reflected in such forward-looking statements, including, among others: (1) general economic,

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market and political conditions, including the performance and fluctuations of fixed income, equity, real estate, and other financial markets; (2) interest rate fluctuations; (3) reestimates of our reserves for future policy benefits and claims; (4) differences between actual experience regarding mortality, morbidity, persistency, surrender experience, interest rates or market returns and the assumptions we use in pricing our products, establishing liabilities and reserves or for other purposes; (5) changes in our assumptions related to deferred policy acquisition costs, valuation of business acquired or goodwill; (6) changes in our claims-paying or credit ratings; (7) investment losses and defaults; (8) competition in our product lines and for personnel; (9) changes in tax law; (10) economic, political, currency and other risks relating to our international operations; (11) fluctuations in foreign currency exchange rates and foreign securities markets; (12) regulatory or legislative changes; (13) adverse determinations in litigation or regulatory matters and our exposure to contingent liabilities, including in connection with our divestiture or winding down of businesses; (14) domestic or international military actions, natural or man-made disasters including terrorist activities or pandemic disease, or other events resulting in catastrophic loss of life; (15) ineffectiveness of risk management policies and procedures in identifying, monitoring and managing risks; (16) effects of acquisitions, divestitures and restructurings, including possible difficulties in integrating and realizing the projected results of acquisitions; (17) changes in statutory or U.S. GAAP accounting principles, practices or policies; (18) changes in assumptions for retirement expense; (19) Prudential Financial, Inc.’s primary reliance, as a holding company, on dividends or distributions from its subsidiaries to meet debt payment obligations and continue share repurchases, and the applicable regulatory restrictions on the ability of the subsidiaries to pay such dividends or distributions; and (20) risks due to the lack of legal separation between our Financial Services Businesses and our Closed Block Business. Prudential Financial, Inc. does not intend, and is under no obligation, to update any particular forward-looking statement included in this document.

Adjusted operating income is a non-GAAP measure of performance of our Financial Services Businesses. Adjusted operating income excludes “Realized investment gains (losses), net,” as adjusted, and related charges and adjustments. A significant element of realized investment gains and losses are impairments and credit-related and interest rate-related gains and losses. Impairments and losses from sales of credit-impaired securities, the timing of which depends

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largely on market credit cycles, can vary considerably across periods. The timing of other sales that would result in gains or losses, such as interest rate-related gains or losses, is largely subject to our discretion and influenced by market opportunities as well as our tax profile.

Realized investment gains (losses) representing profit or loss of certain of our businesses which primarily originate investments for sale or syndication to unrelated investors, and those associated with terminating hedges of foreign currency earnings and current period yield adjustments are included in adjusted operating income. Realized investment gains and losses from products that are free standing derivatives or contain embedded derivatives, and from associated derivative portfolios that are part of an economic hedging program related to the risk of those products, are included in adjusted operating income. Adjusted operating income excludes gains and losses from changes in value of certain assets and liabilities related to foreign currency exchange movements that have been economically hedged.

Adjusted operating income also excludes investment gains and losses on trading account assets supporting insurance liabilities and changes in experience-rated contractholder liabilities due to asset value changes, because these recorded changes in asset and liability values will ultimately accrue to contractholders. Trends in the underlying profitability of our businesses can be more clearly identified without the fluctuating effects of these transactions. In addition, adjusted operating income excludes the results of divested businesses, which are not relevant to our ongoing operations. Discontinued operations, which is presented as a separate component of net income under GAAP, is also excluded from adjusted operating income.

We believe that the presentation of adjusted operating income as we measure it for management purposes enhances understanding of the results of operations of the Financial Services Businesses by highlighting the results from ongoing operations and the underlying profitability of our businesses. However, adjusted operating income is not a substitute for income determined in accordance with GAAP, and the excluded items are important to an understanding of our overall results of operations. The schedules accompanying this release provide a reconciliation of adjusted operating income for the Financial Services Businesses to income from continuing operations in accordance with GAAP.

Our expectation of Common Stock earnings per share is based on after-tax adjusted operating income. Because we do not predict future realized investment gains / losses or recorded

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changes in asset and liability values that will ultimately accrue to contractholders, we cannot provide a measure of our Common Stock earnings per share expectation based on income from continuing operations of the Financial Services Businesses, which is the GAAP measure most comparable to adjusted operating income.

The information referred to above, as well as the risks of our businesses described in our Annual Report on Form 10-K for the year ended December 31, 2007, should be considered by readers when reviewing forward-looking statements contained in this release. Additional historical information relating to our financial performance is located on our Web site at www.investor.prudential.com.

Earnings Conference Call

Members of Prudential’s senior management will host a conference call on Thursday, July 31, 2008 at 11 a.m. ET, to discuss with the investment community the company’s second quarter results. The conference call will be broadcast live over the company’s Investor Relations Web site at: www.investor.prudential.com. Please log on fifteen minutes early in the event necessary software needs to be downloaded. The call will remain on the Investor Relations Web site for replay through August 15. Institutional investors, analysts, and other members of the professional financial community are invited to listen to the call and participate in Q&A by dialing (877) 777-1971 (domestic callers) or (612) 332-0226 (international callers). All others are encouraged to dial into the conference call in listen-only mode, using the same numbers. To listen to a replay of the conference call starting at 2:00 p.m. on July 31, through August 7, dial (800) 475-6701 (domestic callers) or (320) 365-3844 (international callers). The access code for the replay is 904643.

Prudential Financial, Inc. (NYSE: PRU), a financial services leader with approximately $638 billion of assets under management as of June 30, 2008, has operations in the United States, Asia, Europe, and Latin America. Leveraging its heritage of life insurance and asset management expertise, Prudential is focused on helping approximately 50 million individual and institutional customers grow and protect their wealth. The company’s well-known Rock symbol is an icon of strength, stability, expertise and innovation that has stood the test of time. Prudential’s businesses offer a variety of products and services, including life insurance, annuities, retirement-related services, mutual funds, investment management, and real estate services. For more information, please visit www.news.prudential.com.

Financial Highlights

(in millions, except per share data, unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2008	2007	2008	2007
Financial Services Businesses Income Statement Data:
Adjusted Operating Income (1):
Revenues:
Premiums	$2,961	$2,684	$6,063	$5,404
Policy charges and fee income	809	783	1,633	1,567
Net investment income	2,146	2,033	4,257	4,028
Asset management fees, commissions and other income	978	1,169	1,917	2,318

Total revenues	6,894	6,669	13,870	13,317

Benefits and expenses:
Insurance and annuity benefits	2,944	2,683	6,026	5,446
Interest credited to policyholders’ account balances	803	762	1,609	1,507
Interest expense	234	276	517	550
Other expenses	1,748	1,736	3,561	3,381

Total benefits and expenses	5,729	5,457	11,713	10,884

Adjusted operating income before income taxes	1,165	1,212	2,157	2,433
Income taxes, applicable to adjusted operating income	297	355	560	716

Financial Services Businesses after-tax adjusted operating income (1)	868	857	1,597	1,717

Reconciling Items:
Realized investment gains (losses), net, and related charges and adjustments	(486)	34	(1,164)	175
Investment gains (losses) on trading account assets supporting insurance liabilities, net	(123)	(108)	(385)	(26)
Change in experience-rated contractholder liabilities due to asset value changes	94	72	294	10
Divested businesses	(13)	18	(125)	46
Equity in earnings of operating joint ventures	(40)	(100)	(100)	(220)

Total reconciling items, before income taxes	(568)	(84)	(1,480)	(15)
Income taxes, not applicable to adjusted operating income	(254)	(35)	(470)	(17)

Total reconciling items, after income taxes	(314)	(49)	(1,010)	2

Income from continuing operations (after-tax) of Financial Services Businesses before equity in earnings of operating joint ventures	554	808	587	1,719
Equity in earnings of operating joint ventures, net of taxes	24	56	67	133

Income from continuing operations (after-tax) of Financial Services Businesses	578	864	654	1,852
Income (loss) from discontinued operations, net of taxes	(3)	(29)	(2)	8

Net income of Financial Services Businesses	$575	$835	$652	$1,860

Direct equity adjustment for earnings per share calculation (2)	14	14	26	29

Earnings available to holders of Common Stock after direct equity adjustment:
Based on net income	$589	$849	$678	$1,889

Based on after-tax adjusted operating income	$882	$871	$1,623	$1,746

See footnotes on last page.

Financial Highlights

(in millions, except per share data, unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2008	2007	2008	2007
Earnings per share of Common Stock (diluted) (2):

Financial Services Businesses after-tax adjusted operating income	$2.02	$1.84	$3.66	$3.68
Reconciling Items:
Realized investment gains (losses), net, and related charges and adjustments	(1.11)	0.07	(2.63)	0.37
Investment gains (losses) on trading account assets supporting insurance liabilities, net	(0.28)	(0.23)	(0.87)	(0.06)
Change in experience-rated contractholder liabilities due to asset value changes	0.21	0.15	0.66	0.02
Divested businesses	(0.03)	0.04	(0.28)	0.10
Equity in earnings of operating joint ventures	(0.09)	(0.21)	(0.22)	(0.46)

Total reconciling items, before income taxes	(1.30)	(0.18)	(3.34)	(0.03)
Income taxes, not applicable to adjusted operating income	(0.58)	(0.08)	(1.06)	(0.03)

Total reconciling items, after income taxes	(0.72)	(0.10)	(2.28)	—

Income from continuing operations (after-tax) of Financial Services Businesses before equity in earnings of operating joint ventures	1.30	1.74	1.38	3.68
Equity in earnings of operating joint ventures, net of taxes	0.05	0.12	0.15	0.28

Income from continuing operations (after-tax) of Financial Services Businesses	1.35	1.86	1.53	3.96
Income (loss) from discontinued operations, net of taxes	—	(0.06)	—	0.02

Net income of Financial Services Businesses	$1.35	$1.80	$1.53	$3.98

Weighted average number of outstanding Common shares (diluted basis)	437.7	472.8	443.1	474.9

Financial Services Businesses Attributed Equity (as of end of period):
Total attributed equity	$20,502	$21,718
Per share of Common Stock - diluted	47.58	46.27
Attributed equity excluding accumulated other comprehensive income related to unrealized gains and losses on investments and pension/postretirement benefits	$22,282	$21,792
Per share of Common Stock - diluted	51.71	46.43
Number of diluted shares at end of period	430.9	469.4

Adjusted operating income before income taxes, by Segment (1):
Individual Life	$103	$141	$199	$242
Individual Annuities	154	180	269	346
Group Insurance	80	69	170	120

Total Insurance Division	337	390	638	708

Asset Management	190	167	309	342
Financial Advisory	23	72	67	169
Retirement	141	138	265	286

Total Investment Division	354	377	641	797

International Insurance	453	410	866	822
International Investments	26	43	52	105

Total International Insurance and Investments Division	479	453	918	927

Corporate and other operations	(5)	(8)	(40)	1

Financial Services Businesses adjusted operating income before income taxes	1,165	1,212	2,157	2,433

Reconciling Items:
Realized investment gains (losses), net, and related charges and adjustments	(486)	34	(1,164)	175
Investment gains (losses) on trading account assets supporting insurance liabilities, net	(123)	(108)	(385)	(26)
Change in experience-rated contractholder liabilities due to asset value changes	94	72	294	10
Divested businesses	(13)	18	(125)	46
Equity in earnings of operating joint ventures	(40)	(100)	(100)	(220)

Total reconciling items, before income taxes	(568)	(84)	(1,480)	(15)

Income from continuing operations before income taxes and equity in earnings of operating joint ventures - Financial Services Businesses	$597	$1,128	$677	$2,418

See footnotes on last page.

Financial Highlights

(in millions, except per share data or as otherwise noted, unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2008	2007	2008	2007
Insurance Division:

Individual Life Insurance Sales (3):
Excluding corporate-owned life insurance
Variable life	$24	$19	$40	$67
Universal life	55	45	95	89
Term life	52	54	103	103

Total excluding corporate-owned life insurance	131	118	238	259
Corporate-owned life insurance	1	3	1	8

Total	$132	$121	$239	$267

Fixed and Variable Annuity Sales and Account Values:
Gross sales	$2,764	$3,053	$5,610	$5,853

Net sales	$518	$464	$1,138	$873

Total account value at end of period	$78,101	$82,576

Group Insurance New Annualized Premiums (4):
Group life	$30	$26	$142	$129
Group disability	17	26	131	118

Total	$47	$52	$273	$247

Investment Division:

Asset Management Segment:
Assets managed by Investment Management and Advisory Services (in billions, as of end of period):
Institutional customers	$179.3	$166.2
Retail customers	84.6	87.1
General account	175.0	167.0

Total Investment Management and Advisory Services	$438.9	$420.3

Institutional Assets Under Management (in billions):
Gross additions, other than money market	$10.9	$6.3	$17.4	$11.4

Net additions, other than money market	$6.3	$1.7	$8.5	$2.9

Retail Assets Under Management (in billions):
Gross additions, other than money market	$3.8	$2.3	$7.3	$5.2

Net additions (withdrawals), other than money market	$0.9	$(0.7)	$1.9	$(0.4)

Wrap-fee Product Assets Under Administration (in billions):
Gross additions	$4.7	$5.7	$9.4	$11.5

Net additions (withdrawals)	$—	$1.8	$(0.7)	$3.8

Assets under administration at end of period	$76.5	$78.7

Retirement Segment:
Full Service:
Deposits and sales	$4,530	$3,212	$9,116	$7,215

Net additions	$164	$9	$817	$579

Total account value at end of period	$106,917	$104,033

Institutional Investment Products:
Gross additions	$1,606	$1,597	$3,416	$3,130

Net additions (withdrawals)	$(338)	$530	$(230)	$320

Total account value at end of period	$51,513	$50,926

International Insurance and Investments Division:

International Insurance New Annualized Premiums (5):
Actual exchange rate basis	$336	$268	$665	$564

Constant exchange rate basis:	$335	$285	$664	$600

See footnotes on last page.

Financial Highlights

(in millions, except per share data or as otherwise noted, unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2008	2007	2008	2007
Closed Block Business Data:
Income Statement Data:
Revenues	$1,496	$1,893	$3,167	$3,884
Benefits and expenses	1,458	1,878	3,155	3,732

Income from continuing operations before income taxes	38	15	12	152
Income taxes	23	4	5	48

Closed Block Business income from continuing operations	15	11	7	104
Income from discontinued operations, net of taxes	—	—	—	2

Closed Block Business net income	$15	$11	$7	$106

Direct equity adjustment for earnings per share calculation (2)	(14)	(14)	(26)	(29)

Earnings available to holders of Class B Stock after direct equity adjustment - based on net income	$1	$(3)	$(19)	$77

Income (loss) from continuing operations per share of Class B Stock	$0.50	$(1.50)	$(9.50)	$37.50
Income from discontinued operations, net of taxes per share of Class B Stock	—	—	—	1.00

Net income (loss) per share of Class B Stock	$0.50	$(1.50)	$(9.50)	$38.50

Weighted average diluted shares outstanding during period	2.0	2.0	2.0	2.0

Closed Block Business Attributed Equity (as of end of period):
Total attributed equity	$1,067	$1,225
Per Share of Class B Stock	533.50	612.50
Attributed equity excluding accumulated other comprehensive income related to unrealized gains and losses on investments and pension/postretirement benefits	$1,305	$1,270
Per Share of Class B Stock	652.50	635.00
Number of Class B Shares at end of period	2.0	2.0

Consolidated Data:
Consolidated Income Statement Data:
Revenues	$7,709	$8,425	$15,273	$17,200
Benefits and expenses	7,074	7,282	14,584	14,630

Income from continuing operations before income taxes and equity in earnings of operating joint ventures	635	1,143	689	2,570
Income tax expense	66	324	95	747

Income from continuing operations before equity in earnings of operating joint ventures	569	819	594	1,823
Equity in earnings of operating joint ventures, net of taxes	24	56	67	133

Income from continuing operations	593	875	661	1,956
Income (loss) from discontinued operations, net of taxes	(3)	(29)	(2)	10

Consolidated net income	$590	$846	$659	$1,966

Net income:
Financial Services Businesses	$575	$835	$652	$1,860
Closed Block Business	15	11	7	106

Consolidated net income	$590	$846	$659	$1,966

Assets and Asset Management Information (in billions, as of end of period)
Total assets	$474.6	$461.8
Assets under management (at fair market value):
Managed by Investment Division:
Asset Management Segment - Investment Management and Advisory Services	$438.9	$420.3
Non-proprietary assets under management	60.1	56.1

Total managed by Investment Division	499.0	476.4
Managed by International Insurance and Investments Division (6)	69.4	94.3
Managed by Insurance Division	69.5	77.7

Total assets under management	637.9	648.4
Client assets under administration	125.0	127.0

Total assets under management and administration	$762.9	$775.4

See footnotes on last page.

(1)	Adjusted operating income is a non-GAAP measure of performance of our Financial Services Businesses that excludes “Realized investment gains (losses), net”, as adjusted, and related charges and adjustments; net investment gains and losses on trading account assets supporting insurance liabilities; change in experience-rated contractholder liabilities due to asset value changes; results of divested businesses and discontinued operations; and the related tax effects thereof. Adjusted operating income includes equity in earnings of operating joint ventures and the related tax effects thereof. Revenues and benefits and expenses shown as components of adjusted operating income, are presented on the same basis as pre-tax adjusted operating income and are adjusted for the items above as well.

Realized investment gains (losses) representing profit or loss of certain of our businesses which primarily originate investments for sale or syndication to unrelated investors, and those associated with terminating hedges of foreign currency earnings and current period yield adjustments are included in adjusted operating income. Realized investment gains and losses from products that are free standing derivatives or contain embedded derivatives, and from associated derivative portfolios that are part of an economic hedging program related to the risk of those products, are included in adjusted operating income. Adjusted operating income excludes gains and losses from changes in value of certain assets and liabilities relating to foreign currency exchange movements that have been economically hedged.

Adjusted operating income does not equate to “Income from continuing operations” as determined in accordance with GAAP but is the measure of profit or loss we use to evaluate segment performance. Adjusted operating income is not a substitute for income determined in accordance with GAAP, and our definition of adjusted operating income may differ from that used by other companies. The items above are important to an understanding of our overall results of operations. However, we believe that the presentation of adjusted operating income as we measure it for management purposes enhances the understanding of our results of operations by highlighting the results from ongoing operations and the underlying profitability factors of our businesses.

(2)	Net income for the Financial Services Businesses and the Closed Block Business is determined in accordance with GAAP and includes general and administrative expenses charged to each of the businesses based on the Company’s methodology for allocation of such expenses. Cash flows between the Financial Services Businesses and the Closed Block Business related to administrative expenses are determined by a policy servicing fee arrangement that is based upon insurance and policies in force and statutory cash premiums. To the extent reported administrative expenses vary from these cash flow amounts, the differences are recorded, on an after-tax basis, as direct equity adjustments to the equity balances of each business. The direct equity adjustments modify earnings available to holders of Common Stock and Class B Stock for earnings per share purposes. Earnings per share of Common Stock based on adjusted operating income of the Financial Services Businesses reflects these adjustments as well.

(3)	Scheduled premiums from new sales on an annualized basis and first year excess premiums and deposits on a cash-received basis.

(4)	Amounts exclude new premiums resulting from rate changes on existing policies, from additional coverage issued under our Servicemembers’ Group Life Insurance contract, and from excess premiums on group universal life insurance that build cash value but do not purchase face amounts. Group insurance new annualized premiums include premiums from the takeover of claim liabilities. Group disability amounts include long-term care products.

(5)	Annualized new business premiums. Actual amounts reflect the impact of currency fluctuations. Constant exchange rate amounts are translated to U.S. dollars at uniform exchange rates for all periods presented, including Japanese yen, 106 per U.S. dollar; Korean won 950 per U.S. dollar. Single premium business for the Company’s international insurance operations is included in annualized new business premiums based on a 10% credit.

(6)	Assets managed by the International Insurance and Investments Division at June 30, 2007, included $28 billion associated with investments in operating joint ventures which the Company sold in the third quarter of 2007. As a result, these assets are no longer reported as a component of its assets under management.